UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Levato, Joseph A.
   4 Sutton Court
   Mendham,, NJ  07945
   USA
2. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock       |12/1/0|M   | |50,000            |(A)|$18.00     |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |12/1/0|D   | |50,000            |(D)|$25.25     |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |12/1/0|M   | |30,000            |(A)|$10.75     |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |12/1/0|D   | |30,000            |(D)|$25.25     |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |12/1/0|M   | |30,000            |(A)|$10.125    |                   |      |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |12/1/0|D   | |30,000            |(D)|$25.25     |12,525             |(D)   |                           |
                           |0     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |850                |(I)(1)|by the Levato 1991 Trust   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Stock option (right to|$18.00  |12/1/|M   | |50,000     |D  |(2)  |4/24/|Class A Comm|50,000 |       |0           |(D)|            |
 buy) with tandem tax |        |00   |    | |           |   |     |03   |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Stock option (right to|$10.75  |12/1/|M   | |30,000     |D  |(3)  |11/30|Class A Comm|30,000 |       |0           |(D)|            |
 buy) with tandem tax |        |00   |    | |           |   |     |/04  |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Stock option (right to|$10.125 |12/1/|M   | |30,000     |D  |(4)  |12/7/|Class A Comm|30,000 |       |0           |(D)|            |
 buy) with tandem tax |        |00   |    | |           |   |     |05   |on Stock    |       |       |            |   |            |
withholding rights    |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed to be an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.
(2) The option vested in three equal installments on April 24, 1994, 1995 and 1996.
(3) The option vested in three equal installments on November 30, 1994, 1995 and 1996.
(4) The option vested in three equal installments on December 7, 1996, 1997 and 1998.
SIGNATURE OF REPORTING PERSON
JOSEPH A. LEVATO
DATE
JANUARY 10, 2001